Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FIRST QUARTER OF FISCAL 2005

Boulder, Colo., (November 1, 2004) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2005.

For the first quarter of fiscal 2005, Array reported total revenue of $9.9 million, compared to revenue of $7.2 million for the same period in fiscal 2004.  Revenue increased primarily from recognizing $2.5 million in up-front and milestone payments.  Net loss was $5.6 million, or ($0.19) per share, for the first quarter, compared to a net loss of $5.9 million, or ($0.21) per share, for the same quarter in fiscal 2004.  Array ended the first quarter of fiscal 2005 with $32.0 million in cash and marketable securities.

“During the first quarter, we continued Phase I clinical development on our lead cancer compound, the MEK inhibitor ARRY - 142886,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “We further strengthened our oncology pipeline, nominating a clinical candidate in the EGFR/ErbB-2 dual inhibitor program which is advancing into preclinical safety assessment.”

First Quarter of Fiscal 2005 Accomplishments:

Advancing Proprietary Research Programs

•  Continued progress on a Phase I clinical trial for ARRY-142886 (AZD6244), a novel MEK inhibitor discovered by Array and out-licensed to AstraZeneca.

•  Nominated a clinical candidate in the EGFR/ErbB-2 (dual inhibitor program) for cancer. Array has initiated a manufacturing campaign, regulated preclinical safety testing and formulation studies.

•  Continued evaluation of select compounds in advanced efficacy and tolerability models from the p38, ErbB-2 (selective program) and MEK inhibitor target classes.

-more-

Growing Collaborative Research

•  Commenced a drug discovery collaboration with QLT Inc. to create a series of small molecule therapeutics aimed at important cancer targets identified by QLT. The collaboration includes research funding to Array, potential development milestone payments and royalties on the sales of products resulting from the collaboration.

•  Extended a collaboration agreement with InterMune, Inc. focused on the discovery and development of small molecule drugs directed against hepatitis C virus (HCV).  The program, which began in September 2002, is advancing into preclinical development. Under this extension, Array will perform process research and cGMP scale-up through Phase I clinical trials of drug candidates created by InterMune and Array under the agreement. In June 2004, Array received a milestone payment from InterMune for creating the first lead compound for this program.  The extended agreement expands the scope of the research plan and entitles Array to receive additional research funding.

Enhancing Scientific Leadership

•  Appointed Ronald B. Franklin, Ph.D., D.A.B.T., to the newly created position of Senior Director of Drug Metabolism, effective September 27, 2004. Before joining Array, Dr. Franklin spent six years with Merck and Co. Inc., most recently serving as a Director of Discovery and Development Research in Preclinical Drug Metabolism. Prior to joining Merck, Dr. Franklin worked for three years at Amgen in the Department for Drug Metabolism and Spectroscopy and for 14 years at Eli Lilly and Company, in the Department of Drug Disposition.

Array will hold a conference call on Tuesday, November 2, 2004, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, November 2, 2004
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 967-7140
Toll:	(719) 457- 2629
Pass Code:	905572
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 905572.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of November 1, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2004	2003
	(unaudited)
Revenue:
Collaboration revenue	$7,345	$7,010
License and milestone revenue	2,512	185
Total revenue	9,857	7,195

Operating expenses:
Cost of revenue including related research and development	8,793	7,252
Research and development for proprietary drug discovery	4,482	4,032
Selling, general and administrative	2,335	1,940
Total operating expenses	15,610	13,224

Loss from operations	(5,753)	(6,029)
Interest income	138	92
Net loss	$(5,615)	$(5,937)

Basic and diluted net loss per share	$(0.19)	$(0.21)

Number of shares used to compute per share data	28,907	28,261

Summary Balance Sheet Data

(in thousands)

	September 30, 2004	June 30, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$32,035	$37,446
Property, plant and equipment, gross	58,449	57,557
Working capital	19,305	25,905
Total assets	70,494	77,764
Stockholders’ equity	50,624	55,630

###